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                                                                       EXHIBIT 8


                             [FORM OF TAX OPINION]


                           ___________________, 1999


Tenneco Inc.
Tenneco Packaging Inc.
1275 King Street
Greenwich, Connecticut  06831

    Re:  Federal Income Tax Consequences of the Exchange Offers

Ladies and Gentlemen:

         You have requested our opinion as to certain federal income tax
consequences of the exchange of up to [$          ] aggregate principal amount
of newly issued notes and debentures (the "New Securities" of Tenneco Packaging Inc., a Delaware corporation ("Tenneco Packaging", for any and all
of the [$          ] aggregate principal amount of certain outstanding notes
and debentures (the "Original Securities" issued by Tenneco Inc., a Delaware corporation ("Tenneco" (the "Exchange Offers", as described in the Registration Statement on Form S-4 (Reg. No. 333-82923, filed by Tenneco Packaging with the Securities and Exchange Commission (the "Registration Statement".

         In rendering our opinion, we have examined and relied upon the accuracy and completeness of the facts, information, covenants and representations contained in originals or copies, certified or otherwise identified to our satisfaction, of the Prospectus and Consent Solicitation filed as part of the Registration Statement (the "Prospectus", and such other documents and representations of representatives of Tenneco and Tenneco Packaging as we have deemed necessary or appropriate. In our examination we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents. We have also assumed the transactions related to the Exchange Offers will be consummated as described in the Prospectus.

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Tenneco Inc.
Tenneco Packaging Inc.
________, 1999
 Two

     In rendering our opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended, proposed, temporary and final Treasury Regulations promulgated thereunder, pertinent judicial authorities, interpretive rulings of the Internal Revenue Service and other authorities as we have considered relevant. We caution that statutes, regulations, judicial decisions and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. A change in the authorities upon which our opinion is based could affect the conclusions stated herein.

     Based on the foregoing, we are of the opinion that the statements and legal conclusions contained in the Prospectus under the caption "U.S. FEDERAL INCOME TAX CONSEQUENCES", to the extent that they constitute matters of law or legal conclusions, are correct in all material respects. In addition, we consent to the reference to Jenner & Block in the Prospectus under the caption "Legal Matters" and "U.S. FEDERAL INCOME TAX CONSEQUENCES" and to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission.

     Except as expressly set forth in the Prospectus, we express no opinion to any party as to the tax consequences, whether federal, state, local or foreign, of the Exchange Offers or of any transaction related to the Exchange Offers. This opinion is solely for your benefit and is not to be used, circulated, quoted or otherwise referred to for any purpose without our express prior written permission.


                                             Very truly yours,



                                             JENNER & BLOCK